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                                                                    EXHIBIT 10.2

                         MASTER DISTRIBUTION AGREEMENT

         Master Distribution Agreement (this "Agreement"), dated March 3, 1997, between SYSCO CORPORATION and those of its operating subsidiaries and/or divisions listed in Exhibit A (collectively, "SYSCO") and Balanced Care Corporation ("Customer").

                                   BACKGROUND

A. SYSCO performs purchasing, marketing, warehousing, quality control, product research and development, transportation and distribution services for foodservice customers.

B. Customer and/or Customer's wholly-owned subsidiaries operate the establishments listed in Exhibit B (the "Customer Locations").

C. Customer desires to contract with SYSCO as its primary distributor for foodservice products (i.e., supplying 80% or more of such products) to all of its Customer Locations and SYSCO desires to perform these services.

         In consideration of the mutual obligations set forth below, the parties agrees as follows:

1.       APPOINTMENT OF DISTRIBUTOR

         Customer appoints SYSCO to serve as its primary distributor to the Customer Locations of foodservice products within the product categories described in Article 2 ("Products"). As "primary distributor", SYSCO will be entitled to not less than 80% of Customer's purchase requirements for Products. Customer's purchase requirements will be determined on an aggregate dollar volume basis.

2.       PRODUCTS COVERED BY THIS AGREEMENT

         Products covered by this Agreement will be in the following categories:

         1. Canned & Dry                      7. Seafood - Fresh & Frozen
         2. Frozen Fruits, Vegetables,       *8. Paper, Plastics and Disposables
               Bakery Items, Etc.            *9. Janitorial Supplies & Cleaning
         3. Dairy                                   Chemicals
         4. Meat - Fresh & Frozen            10. Beverage
         5. Fresh Fruit and Vegetables      *11. Smallwares and Equipment
         6. Poultry - CVP & Frozen          *12. Medical Supplies
*Optional

         Products will include SYSCO(R) brand, national brand and other products as specified by Customer and stocked by SYSCO. Unless otherwise specified, SYSCO(R) brand products will be

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utilized to insure consistency of quality and to minimize costs. A description of SYSCO(R) brand quality levels is attached as Exhibit C.

All Products in any of the Product categories in this Section 2 will be priced using the margin on sell set forth in Section 6.2 for that product category, whether or not such Products are set forth in the order guides described in
Section 5.

3.       SERVICE OBLIGATIONS OF SYSCO

         3.1 Account Executive - SYSCO will assign an Account Executive and/or a Customer Service Representative to service Customer's account. The Account Executive and/or Customer Service Representative will maintain contact with Customer Locations, on a mutually agreed basis, to review service requirements.

         3.2 Purchasing Guides; Orders - SYSCO, with assistance from Customer, will prepare purchase order guides to be used by Customer when placing orders. Orders will be placed directly by Customer Locations ordering by item number as specified in the purchase order guide.

         3.3 Policies and Procedures - A policies and procedures guide will be provided by SYSCO to all Customer Locations. Reasonable notice will be given to Customer Locations when policies and procedures are changed by SYSCO. Credits, pickups and other requests for service will be initiated by local Customer Location personnel according to the guide.

         3.4 Restocking - The delivering operating company reserves the right to collect a restocking fee of 10% for returns due to Customer error or the refusal to take delivery of Products ordered by Customer and/or such Customer Locations if the delivery is made in the mutually predetermined delivery window times on the established delivery days.

         3.5 Marketing Funds - Sysco, because of the competitive nature of our pricing and Terms of Sale, has no additional marketing monies available to fund requests for special customer requests, sponsored events, donations, etc. other than national conventions.

4.       DELIVERY OBLIGATIONS OF SYSCO

         Each SYSCO operating company will establish a delivery schedule that is acceptable to each Customer Location within its market area and will use reasonable, good faith efforts to make on-time deliveries.

5.       DATA PROCESSING OBLIGATIONS OF SYSCO

         SYSCO will provide the below listed reports:

         A.       Monthly Order Inventory Control Guide
         B.       Weekly Commodity Pricing
         *C.      Monthly Product Movement
         *D.      Quarterly Vendor Tracking



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         *Mailed to Customer's corporate office.

If Customer requests customized reports in addition to those noted above, SYSCO will use reasonable efforts to provide such reports. In order to cover the additional expenses of providing such reports, SYSCO will establish a reasonable charge for doing so and, if such charge is acceptable to Customer, will prepare and furnish such reports to Customer.

         Sysco will also provide, at its expense, a personal computer software system for Customer Locations to place orders directly with the delivering operating company through the Customer Companion system which will generate a Customer purchase order. Customer must supply whatever personal computer hardware is necessary to enable it to utilize such order entry software system. Computer hardware is not provided under the terms of this agreement; however, it can be obtained through Sysco with an increase in the margin schedule.

6.       PRICE

         6.1. Definition of Cost - The price to Customer for all Products sold under this Agreement (the "Sell Price") will be calculated on the basis of Cost. "Cost" is defined as the cost of the Product as shown on the invoice to the SYSCO operating company, plus applicable freight. The invoice used to determine Cost will be the invoice issued to the SYSCO operating company by the vendor or by the Sysco Merchandising Services department of SYSCO Corporation. Cost is not reduced by cash discounts for prompt payment available to SYSCO or SYSCO operating companies.

         Applicable freight, in those cases where the invoice cost to the SYSCO operating company is not a delivered cost, means that a reasonable freight charge for delivering Products to the SYSCO operating companies has been added. Freight charges may include common or contract carrier charges by the Product vendor or a carrier, or charges billed by Alfmark, SYSCO's freight management service. Applicable freight for any Product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service.

         6.2. Calculation of Sell Price - The Sell Price of each Product sold under this Agreement will equal (i) the Cost of such Product divided by (ii) 100% minus the percentage margin on sell specified below for such Product Category, less (iii) promotional allowances reflected on invoices to SYSCO operating companies which will be passed along as a temporary reduction in the Sell Price for the term of the promotion.

                                                         Margin on Sell (%)
Product Category                                       Tier I       Tier II
----------------
1.    Canned & Dry                                      10.0%        12.0%
2.    Frozen Fruits, Vegetables, Bakery Items, Etc.     10.0%        12.0%
3.    Dairy                                             10.0%        12.0%
4.    Meat - Fresh & Frozen                              8.5%        10.5%
5.    Fresh Fruit and Vegetables                        -Market-     -Market-
6.    Poultry - CVP & Frozen                             8.5%        10.5%


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
7.    Seafood - Fresh & Frozen                           8.5%        10.5%
8.    Paper, Plastics and Disposables                   15.0%        17.0%
9.    Janitorial Supplies & Cleaning Chemicals          15.0%        17.0%
         Exception:  EcoLab                             -Contract-   -Contract-
10.   Beverage without Equipment or Service              15.%        17.0%
                  with Equipment and Service            -Contract-   -Contract-
11.   Smallwares and Equipment                          15.0%        17.0%
12.   Medical Supplies                                  15.0%        17.0%

TIER I - All of the pricing outlined within the Tier I pricing structure will be utilized for all Customer Locations serviced by the following Sysco operating companies:

Deaktor/Sysco Food Services Company
Mid-Central/Sysco Food Services, Inc.
Sysco Food Services of Arkansas, Inc.
Sysco Food Services of Central Pennsylvania, Inc.
Sysco Food Services - Horseheads

TIER II - The Tier II pricing structure will be utilized for all Customer Locations serviced by Baraboo-Sysco Food Services.

All of the above margin percentages outlined within the Tier I pricing structure would be based upon each individual Balanced Care facility maintaining a minimum average order size of $1,300 per delivery.

EXHIBIT F - CPAS
----------------
$0-$1,499                  Margins Stated
$1,500+                    -.50%
$2,500+                    -1.0%
$3,500+                    -1.5%

         For Example, a Product with a Cost of $10.00 per case, a margin on sell of 10% and a promotional allowance of $.50 per case will have a Sell Price calculated as follows:

             calculate base price from margin             $10.00   =    $11.11
                                                          ------
                                                            90%

             less promotional allowance                                   (.50)
                                                                        ------
                                               Sell Price               $10.61
                                                                        ======

         The Sell Price for each Product on an order guide described in Section 5 will be calculated at the time the order guide is prepared. Sell Prices for all Products on the order guide will be maintained until the next order guide is prepared and sent to the Customer Location except that (i) all produce will be priced at the time of invoicing and (ii) the Sell Prices of all


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other Products which are market commodity products (as determined by Sysco)
will change weekly to reflect declines and advances in the cost of those market commodities.

         6.3. Substitutions - Should a substitution be necessary, the SYSCO operating company will ship a comparable product with Customer approval at a Sell Price calculated using the same percentage of margin as on the original Product.

         6.4. Merchandising Services - SYSCO performs value-added services for suppliers of SYSCO(R) brand and other products over and above procurement activities typically provided. These value-added services include national marketing, freight management, consolidated warehousing, quality assurance and performance-based product marketing. SYSCO may recover the costs of providing these services and may also be compensated for these services and considers this compensation to be earned income. Receipt of such cost recovery or earned income does not affect Cost and does not diminish SYSCO's commitment to provide competitive prices to its customers.

         6.5. Proprietary or Special Order Items - To offset the additional costs associated with handling Products bearing Customers' trademarks or logos as well as other Products purchased exclusively for Customer, an additional 2% will be added to the margin on sell for all such proprietary items. No participating SYSCO operating company will have an obligation to carry a proprietary item if Customer purchases less than five cases per week of that item from such operating company.

         If SYSCO and Customer cease doing business for any reason, Customer will purchase, or cause a third party to purchase, all remaining proprietary/special order items in SYSCO's inventory at SYSCO's Cost plus a reasonable transfer and warehouse handling charge not to exceed 50% of the Cost of such proprietary/special order items. In such an event, Customer will purchase or cause to be purchased all perishables within seven (7) days of the termination of this Agreement and all frozen and dry proprietary/special order items within fifteen (15) days of the termination of this Agreement.

         SYSCO's policy is that all suppliers provide indemnity agreements and insurance coverage for products purchased by SYSCO. In order to protect SYSCO when it stocks proprietary/special order items at Customer's request and if and only if the vendor of such items will not provide an indemnity, Customer will defend, indemnify and hold harmless SYSCO and its employees, officers and directors from all actions, claims and proceedings, and any judgments, damages and expenses resulting therefrom, brought by any person or entity for injury, illness and/or death or for damage to property in either case arising out of the delivery, sale, resale, use or consumption of any proprietary/special order item except to the extent such claims are caused by the negligence of SYSCO, its agents or employees.

         6.6. Increase in Sell Price for Split Cases - Due to the added costs associated with handling less than full cases, a special handling charge of 5% will be added to the Sell Price of all Product sold in split cases.



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         6.7. Adjustment in Margins for Unanticipated Problems - If the
operating costs of SYSCO or any particular operating company are increased as a direct result of a significant regional or national economic problem, including but not limited to fuel cost increases and power shortages, SYSCO may with the prior consent of Customer increase the margin on sell specified in Section 6.2 to compensate for such increased costs during the period such increases are experienced.

         6.8. National Agreements - The pricing specified in this Agreement is based on Customer's representations concerning its service needs, including but not limited to its anticipated purchase volumes, drop sizes, Product mix, location of Customer Locations and number of deliveries, as well as Customer's compliance with its payment and other obligations specified in this Agreement. If Sysco determines after ninety (90) days from the date of this Agreement that Customer requires service which varies materially from the levels contemplated in Customer's representations made to Sysco in negotiating this Agreement, Sysco reserves the right to request an increase in the margin on sell specified in Section 6.4. If the parties are unable to agree on such an increase and Customer's service requirements and/or contract compliance continue to vary from that contemplated or required by this Agreement, Sysco may terminate this Agreement on thirty (30) days written notice to Customer.

         6.9. Program Review - The pricing specified in this Agreement is based on Customer's representations concerning its service needs, including but not limited to its anticipated purchase volumes, drop sizes, Product mix, location of Customer Locations and number of deliveries, as well as Customer's compliance with its payment and other obligations specified in this Agreement. If SYSCO determines after one hundred eighty (180) days from the date of this Agreement that Customer requires service which varies materially from the levels contemplated in Customer's representations made to SYSCO in negotiating this Agreement, SYSCO reserves the right to request an increase in the margin on sell specified in Section 6.4. If the parties are unable to agree on such an increase and Customer's service requirements and/or contract compliance continue to vary from that contemplated or required by this Agreement, SYSCO may terminate this Agreement on thirty (30) days written notice to Customer.

7.       Credit Terms

         7.1.     Payment Obligation
         A. Payment is due twenty-eight (28) days from the date of the invoice (delinquent on the 29th day).
         **B. Payment is due on the thirty (30) day EOM (delinquent on the 31st day). Example:

                           December 1996 Purchases
                  S        M        T       W        T        F        S
                    1        2       3       4        5        6        7
                    8        9      10      11       12       13       14
                   15       16      17      18       19       20       21
                   22       23      24      25       26       27       28



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
                   29       30      31


                                    January 1997
                  S        M        T       W        T        F        S
                                             1        2        3        4
                   5        6        7       8        9       10       11
                  12       13       14      15       16       17       18
                  19       20       21      22       23       24       25
                  26       27       28      29       30*      31

                  *Payment for December invoices is due on January 30th.
                 **Payment terms outlined within Section 7.1/B are only for those Foster Care locations serviced by Mid-Central Sysco.

         SYSCO may also modify, with thirty (30) days written notice, its payment terms specified in this Section 7.1 if payments are not made when due and/or the financial condition of the Customer materially deteriorates.

         7.2. Service Charge - If invoices are not paid when due, a service charge of one and one-half percent (1.5%) will be assessed to Customer; provided, however, if such service charge is deemed to be in excess of the maximum amount permitted by law, said service charge will be reduced to the lawful maximum amount. Unpaid invoice balances and finance charges due to SYSCO will be deducted from any credits due to Customer.

         7.3. Guarantees and Applications - Customer will complete, execute and deliver a new account form to SYSCO before this Agreement becomes binding upon SYSCO. If required by SYSCO, Customer will submit a guarantee of Customer's obligations under this Agreement executed by a third party mutually agreed upon by Customer and Sysco.

         7.4. Financial Information - The continuing creditworthiness of Customer is of central importance to SYSCO. In order to enable SYSCO to monitor Customer's financial condition, within ninety (90) days of Customer's fiscal year end. Customer will supply annual financial statements to SYSCO consisting of an income statement, balance sheet and statement of cash flow. SYSCO may request such further financial information from Customer from time to time as will reasonably enable SYSCO to accurately assess Customer's financial condition.

8.       INCENTIVE PAYMENTS TO CUSTOMER

         Allowances earned by each Customer Location are based on obtaining or qualifying for the minimum average order size specified on Exhibit F in each calendar month, and will only be awarded if each invoice is paid within the agreed payment terms specified in Section 7.1 of this Agreement. Allowances will not be paid on sales of items the price of which is calculated on the basis of Cost plus a fixed fee. Allowances also will not be paid on sales of Products where Customer and the Product vendor have agreed on the selling price to SYSCO. Customer allowances and minimum order size requirements are set forth on Exhibit F.



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         Customer will defend, indemnify and hold harmless SYSCO, its operating companies their officers and employees from any suits, claims, demands, losses or damages arising out of SYSCO's payment of the allowances specified in this Agreement.

9.       PRICE VERIFICATION

         Customer will be allowed one annual price verification for purchases made under this Agreement. SYSCO will furnish computer verification of Costs for the Products to be price verified, subject to the following limitations:

         1. Date, time and place of price verification must be mutually agreed;
         2.    Fifteen (15) working days notice to SYSCO;
         3. Items to be price verified should not exceed fifteen (15) line items, and will be taken from the price list or purchasing order guide;
         4. The period for which pricing is to be verified not to begin more than twelve (12) months prior to the date of the price verification.

         It is understood that Customer's price verification will consist of reviewing SYSCO's computer verification of Costs.

10.      TERM

         The term of this Agreement will begin on March 3, 1997, and terminate three (3) year(s) from such date. This Agreement may be terminated prior to such date:

         (a) By either party upon thirty (30) days written notice to the other party for failure of the other party to comply with any provision of this Agreement;
         (b) By SYSCO upon written notice to Customer if Customer's financial position deteriorates materially, determined by SYSCO in its sole judgment; and
         (c) By either party upon sixty (60) days prior written notice to the other party.

         Upon such termination, Customer agrees (i) to fully comply with its obligations under Section 6.5 of this Agreement and (ii) to pay all invoices at the earlier of the time they are due under Section 7.1 above or two (2) weeks from the date of the last shipment to Customer or a Customer Location.

11.      MISCELLANEOUS

         11.1. Assignment - Neither party may assign this Agreement without the prior written consent of the other party (which consent shall not unreasonably be withheld) provided that SYSCO may utilize its operating companies to perform as indicated in this Agreement. Subject to this limitation, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

         11.2. Entire Agreement - The parties expressly acknowledge that this Agreement contains the entire agreement of the parties with respect to the relationship specified in this



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Agreement and supersedes any prior arrangements or understandings between the parties with respect to such relationship.

         11.3. Amendments - This Agreement may only be amended by a written document signed by each of the parties.

         11.4. Notices - Any written notice called for in this Agreement may be given by personal delivery, first class mail, overnight delivery service for facsimile transmission. Notices given by personal delivery will be effective on delivery; by overnight service on the next business day; by first class mail five business days after mailing; and by facsimile when an answer back is received. The address of each party is set forth below.

         Executed as of the date set forth at the beginning of this Agreement.

                                              SYSCO CORPORATION


Richard E. Abbey
Regional Vice President,
   Multi-Unit Sales                           By: /s/ Richard E. Abbey
                                                  __________________________
71 Fuller Road
Albany, NY  12205
Telephone:  (518) 437-6257                    Its: Regional Vice President,
Facsimile:  (518) 435-9365                         Multi-Unit Sales
                                                   ___________________________
Copy to:
Dave Smallwood
SYSCO Corporation
1390 Enclave Parkway
Houston, Texas  77077-2099
Telephone:  (713) 584-1390
Facsimile:   (713) 584-1744

                                              BALANCED CARE CORPORATION

5021 Louise Drive, Suite 200
Mechanicsburg, PA  17055                      By:  /s/ Russell DiGilio
                                                   __________________________
Attention:  Russell DiGilio
Telephone:  717-796-6100                      Its: Vice President
Facsimile:   717-796-6150                          --------------------------

Copy:  Director of Legal Services


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